UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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Greenville First Bancshares, Inc.

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GREENVILLE FIRST BANCSHARES, INC.

100 Verdae Boulevard, Suite 100

Greenville, South Carolina 29607

Notice of Annual Meeting of Shareholders

Dear Fellow Shareholder:

                We cordially invite you to attend the 2007 Annual Meeting of Shareholders of Greenville First Bancshares, Inc., the holding company for Greenville First Bank.  At the meeting, we will report on our performance in 2006 and answer your questions.  We are excited about our accomplishments in 2006 and look forward to discussing both our accomplishments and our future plans with you.  We hope that you can attend the meeting and look forward to seeing you there.

This letter serves as your official notice that we will hold the meeting on May 15, 2007 at The Poinsett Club at 807 East Washington Street, Greenville, South Carolina at 5:00 p.m. for the following purposes:

1.                    To elect four members to the Board of Directors;

2.                    To approve the company's name change to Southern First Bancshares, Inc.; and

3.                    To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Shareholders owning our common stock at the close of business on April 2, 2007 are entitled to attend and vote at the meeting.  A complete list of these shareholders will be available at the company's offices prior to the meeting.  If your shares are held in "street name," you will need to obtain a proxy form from the institution that holds your shares in order to vote at our annual meeting.

                Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting.  Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.

                                                                                                                                                                     By order of the Board of Directors,

                                                                                                                                                                        R. Arthur Seaver, Jr.

                                                                        President and Chief Executive Officer

Greenville, South Carolina

April 13, 2007

GREENVILLE FIRST BANCSHARES, INC.

100 Verdae Boulevard, Suite 100

Greenville, South Carolina 29607

Proxy Statement for Annual Meeting of

Shareholders to be Held on May 15, 2007

                Our board of directors is soliciting proxies for the 2007 Annual Meeting of Shareholders.  This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting.  We encourage you to read it carefully.

Voting Information

                The board set April 2, 2007 as the record date for the meeting.  Shareholders owning our common stock at the close of business on that date are entitled to vote and to attend the meeting, with each share entitled to one vote.  If you are a registered shareholder who wishes to vote at our annual meeting, you may do so by delivering your proxy card in person at the meeting.  "Street name" shareholders who wish to vote at our annual meeting will need to obtain a proxy form from the institution that holds their shares.  There were 2,933,868 shares of common stock outstanding on the record date.  A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Many of our shareholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name.  If you hold our shares in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these materials are being forwarded to you by your broker or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to attend the annual meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use to direct your broker or nominee how to vote these shares.

When you sign the proxy card, you appoint R. Arthur Seaver, Jr. and Fred Gilmer, Jr. as your representatives at the meeting.  Mr. Seaver and Mr. Gilmer will vote your proxy as you have instructed them on the proxy card.  If you submit a proxy but do not specify how you would like it to be voted, Mr. Seaver and Mr. Gilmer will vote your proxy for the election to the board of directors of all nominees listed below under "Election of Directors" and for changing the company's name to Southern First Bancshares, Inc. We are not aware of any other matters to be considered at the meeting.  However, if any other matters come before the meeting, Mr. Seaver and Mr. Gilmer will vote your proxy on such matters in accordance with their judgment.

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members.  Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon.  A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.  In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

                We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Upon written or oral request, we will promptly deliver a separate copy of our annual report, our annual report on Form 10-K, or this proxy statement to our shareholders at a shared address to which a single copy of the document was delivered. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 13, 2007.

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Proposal No. 1:  Election of Directors

                 The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. The current terms of the Class II directors will expire at the meeting.  The terms of the Class III directors expire at the 2008 Annual Shareholders Meeting.  The terms of the Class I directors will expire at the 2009 Annual Shareholders Meeting. Our current directors and their classes are:

Class I Mark A. Cothran Rudolph G. Johnstone, III, M.D. R. Arthur Seaver, Jr.	Class II Leighton M. Cubbage David G. Ellison James B. Orders, III William B. Sturgis	Class III Andrew B. Cajka Anne S. Ellefson Fred Gilmer, Jr. Tecumseh Hooper, Jr.

                Shareholders will elect four nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2010 Annual Meeting of Shareholders.  The directors will be elected by a plurality of the votes cast at the meeting.  This means that the four nominees receiving the highest number of votes will be elected.

The board of directors recommends that you elect Leighton M. Cubbage, David G. Ellison, James B. Orders, III, and William B. Sturgis as Class II directors.

                If you submit a proxy but do not specify how you would like it to be voted, Mr. Seaver and Mr. Gilmer will vote your proxy to elect Messrs Cubbage, Ellison, Orders, and Seaver.  If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Seaver and Mr. Gilmer will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

                Set forth below is certain information about the Class II nominees, each of whom is also a director of our subsidiary, Greenville First Bank:

Leighton M. Cubbage, 54, Class II director, has been the chairman / chief executive officer of Champion Communications, Inc. since 2004 and was the co-founder, president, and chief operating officer of Corporate Telemanagement Group in Greenville, South Carolina from 1989 until 1995, when the company was acquired by LCI International.  Since 1995, Mr. Cubbage has been a private investor maintaining investment interests in a telecommunications company, a weekly newspaper, car dealerships, and a trucking company.  He is a 1977 graduate of Clemson University with a bachelor's degree in political science.  Mr. Cubbage was chairman of the Greenville Hospital System board of trustees and was a former member of the Greenville Technical College Foundation Board.

David G. Ellison, 57, Class II director, has been a managing director of Northwestern Mutual Financial Network since 1983.  Mr. Ellison is a 1972 graduate of Furman University where he received a bachelor's degree and a 1976 graduate of the Clemson-Furman University Program where he received a master in business administration.  Mr. Ellison is on the board of trustees of Furman University, where he is a former board chair.  He is a past president of both the Furman Alumni Association and Furman Paladin Club.  He has also served on the board of trustees for United Way of Greenville County.  He is a prior commissioner of the Greenville Housing Authority.

James B. Orders, III, 54, Class II director, is the chairman of our board of directors.  Since 1986, he has been the president of Park Place Corporation, a company engaged in the manufacture and sale of mattresses to the wholesale market.  Mr. Orders is chairman of Comfortaire Corporation and a director of Orders Realty Co., Inc., a real estate development and management company that is a wholly-owned subsidiary of Park Place Corporation.  He attended Clemson University from 1970 until 1974.  Mr. Orders is a past president of the International Sleep Products Association, a past president of the Downtown Rotary Club, a past member of the advisory board of Greenville National Bank and a past member of the advisory board of Carolina First Bank.  He currently serves on the boards of Lay Christian Association and Cox Industries.

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William B. Sturgis, 72, Class II director, held various executive positions with W.R. Grace & Co. from 1984 until his retirement in 1997, including executive vice president of W.R. Grace's worldwide packaging operations and president of its North American Cryovac Division.  Mr. Sturgis graduated from Clemson University in 1957 with a degree in chemical engineering and is a graduate of the Advanced Management Program at Harvard.  He is active with Clemson University, serving on the Foundation Board, the President's Advisory Council, and the Engineering Advisory Board.  He is also a board member of the Peace Center and a member of the Downtown Rotary Club and Presbyterian Community Foundation.

Set forth below is also information about each of the company's other directors and each of its executive officers.  Each of the following directors is also a director of our subsidiary bank.

James M. "Jim" Austin, III, 50, is an executive vice president and the chief financial officer of our company and the bank.  He has over 28 years of experience in the financial services industry.  From 1978 to 1983, Mr. Austin was employed by KPMG Peat Marwick, specializing in bank audits.  Mr. Austin was employed from 1983 to 1995 with American Federal Bank as controller and senior vice president responsible for financial accounting and budgeting.  From 1995 until 1997, Mr. Austin was the senior vice president and chief financial officer of Regional Management Corporation, a 58-office consumer finance company, where he was responsible for the finance and operations area of the company.  From December 1997 until June 1999, he was the director of corporate finance for HomeGold Financial, Inc., a publicly traded sub-prime financial services company.  Mr. Austin is a 1978 graduate of the University of South Carolina with degrees in both accounting and finance.  He is also a Certified Public Accountant and graduate of the University of Georgia's Executive Management's Savings Bank program.  In addition, he is a graduate of Leadership Greenville, a year-long program sponsored by the Greenville Chamber of Commerce designed to identify and train the future leaders of the Greenville community.  He has served on the community boards of River Place Festival, Junior Achievement, and Pendleton Place, and he is the past president of the Financial Manager's Society of South Carolina and former board member of the Young Manager's Division of the Community of Financial Institutions of South Carolina.  He is past chairman of the board of directors for the Center for Development Services.  He is active in the First Presbyterian Church and a current board member of the Greenville Free Medical Clinic.  Mr. Austin is the past chairman and a current member of Fidelity's National User Group board of directors.

 Andrew B. Cajka, 47, Class III director, is the founder and president of Southern Hospitality Group, LLC, a hotel management and development company in Greenville, South Carolina.  Prior to starting his own business, Mr. Cajka was a managing member of Hyatt Hotels Corporation from 1986 until 1998.  He is a 1982 graduate of Bowling Green State University.  Mr. Cajka served on the board of directors for the Greenville Chamber of Commerce and is past president of the downtown area council, as well as past chairman of Greenville Hospital Foundation Board and past chairman of the Children's Hospital.  He currently serves as vice chairman of the board for St. Joseph's High School, as chairman of the Greenville County Research and Technology Development board, and as a board member for the Metropolitan Arts Council, the Red Cross, and the BMW Nationwide Tournament advisory board.  He is a past chairman and present treasurer of the Greenville Convention and Visitors Bureau and past chairmen of the Greenville Tech Hospitality Board.  Mr. Cajka has served as a board member of the Urban League and Thornblade Board of Governors.

Mark A. Cothran, 49, Class I director, is the president and owner of Cothran Properties, LLC, a real estate development company in Greenville, South Carolina.  He has been with Cothran Properties, LLC since 1986.  Mr. Cothran received his bachelor's degree in finance and banking from the University of South Carolina in 1980 and is a licensed real estate broker in the State of South Carolina.  He currently serves on the National Business Park Forum of the National Association of Industrial and Office Properties (NAIOP) for which he is also the past chairman of the Tax and Legislative Committee.  He is also the immediate past president of the state chapter of NAIOP.  He has served on the board of directors of the Greenville Chamber of Commerce, the Chamber of Commerce's Economic Development Board, and on the Advisory Board of Greenville National Bank. He currently serves on the board of directors of General Wholesale Distributors, Inc.

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Anne S. Ellefson, 52, Class III director, is an attorney and shareholder with Haynsworth Sinkler Boyd, P.A., where she has practiced law since 1979.  Mrs. Ellefson is a 1976 graduate of the University of South Carolina where she received a bachelor's degree and a 1979 graduate of the University of South Carolina School of Law.  Mrs. Ellefson previously served on advisory boards at both United Carolina Bank and BB&T.  She is a past chairman of the Greater Greenville Chamber of Commerce and the United Way of Greenville County.  She also, is the immediate past President of the South Carolina Bar Foundation.

Frederick "Fred" Gilmer, Jr., 71, Class III director, is the senior vice president of our company and our bank.  He is a seasoned banker with over 48 years of experience in the financial services industry.  Mr. Gilmer was involved with the organization of Southern Bank and Trust Company and has held executive positions with two other banks in the Greenville area.  He graduated from the University of Georgia in 1958 and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1970.  He is a graduate of Leadership Greenville and presently serves numerous organizations, including the Greenville Rotary Club, the YMCA, the United Way, and the First Presbyterian Church.  He is a past board member of Family Children Service, Goodwill Industries, Downtown Area Council, Greenville Little Theater, Greenville Cancer Society, South Carolina Arthritis Foundation, Freedom Weekend Aloft, and the Greenville Chamber of Commerce.

Frederick "Fred" Gilmer, III, 42, is an executive vice president and the senior lending officer of our bank.  He has over 19 years of banking experience.  From 1987 until 1999, Mr. Gilmer held various management positions with Wachovia Bank, N.A., including commercial lending, city executive, and vice president in private banking.  Mr. Gilmer is a 1986 graduate of Clemson University with a bachelor's degree in management.  He is also a graduate of Leadership Greenville.  He has served on the community boards of Bon Secours St. Francis Foundation and the Metro YMCA, and he is a past chairman of Cleveland Street YMCA.  Other activities include Greenville Chamber of Commerce, United Way loan executive, Greenville Convention and Visitors Bureau, and Rotary Club of Greenville.  He is active at Buncombe Street United Methodist Church, serving in various roles including the Board of Stewards.

Tecumseh "Tee" Hooper, Jr., 59, Class III director, is a private investor.  He is the current chairman of the South Carolina Department of Transportation.  Mr. Hooper is the chief executive officer of General Wholesale Distributors, LLC, a Trane HVAC distributor in the state of South Carolina.  Mr. Hooper is also chairman of the board of FGP International Inc., an executive and temporary placement service company and Sign Crafters, USA, a sign manufacturing and service company.  He is also a director of Peregrine Energy, Inc., an energy management company.  Mr. Hooper was the president of Modern Office Machines/ IKON Office Solutions in Greenville, South Carolina, from 1982 through 2001.  Mr. Hooper graduated from The Citadel in 1969 with a degree in business administration, and he received a master in business administration from the University of South Carolina in 1971.  Mr. Hooper has served the community as a board member of the Greenville Chamber of Commerce, Camp Greenville, YMCA Metropolitan, and the United Way, and as past president of the Greenville Urban League.  Mr. Hooper has also served on the board of directors for Leadership Greenville, Leadership South Carolina, and also as chairman of Patriots Point Development Authority in Charleston.

Rudolph G. "Trip" Johnstone, III, M.D., 46, Class I director, is a physician who has practiced with the Cross Creek Asthma, Allergy, and Immunology medical clinic since 1992.  He graduated from Washington & Lee University in 1982 with a degree in biology and from the Medical University of South Carolina in 1986.  Dr. Johnstone served on the consulting board to Greenville National Bank from 1995 until 1998, when it was acquired by Regions Bank.  He is on the board of directors of Allergy Partners, PA and is a past president of the Southeastern Asthma, Allergy, and Immunology Society.

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R. Arthur "Art" Seaver, Jr., 43, Class I director, is the chief executive officer of our company and our bank.  He has over 20 years of banking experience.  From 1986 until 1992, Mr. Seaver held various positions with The Citizens & Southern National Bank of South Carolina, including assistant vice president of corporate banking.  From 1992 until February 1999, he was with Greenville National Bank, which was acquired by Regions Bank in 1998.  He was the senior vice president in lending and was also responsible for managing Greenville National Bank's deposit strategies prior to leaving to form Greenville First Bank.  Mr. Seaver is a 1986 graduate of Clemson University with a bachelor's degree in financial management and a 1999 graduate of the BAI Graduate School of Community Bank Management.  He is currently on the board of the Palmetto Society for the United Way, the South Carolina Bankers Association, and the St. Francis Foundation and is past Chairman of the Community Bankers Council of the South Carolina Bankers Association.  Past organizations that he has worked with include Leadership Greenville, the Greenville Chamber of Commerce, the South Carolina Network of Business and Education Partnership, Junior League, Junior Achievement, the Greenville Convention and Visitors Bureau, the United Way, and the First Presbyterian Church.

F. Justin Strickland, 43, is president of our company and our bank.  He has over 21 years of banking experience.  From 1985 until 1993, Mr. Strickland held various positions with The Citizens & Southern National Bank of South Carolina, including vice president of corporate banking.  From 1993 until November 2, 2006, he was with Carolina First Bank.  From 1999 until November 2, 2006, he held the position of South Carolina Midlands Market President.    Mr. Strickland is a 1985 graduate of the University of South Carolina with a bachelor's degree in finance and the LSU Graduate School of Banking of the South in Baton Rouge, Louisiana in 1996.  He is currently the Chairman of the Greater Columbia Chamber of Commerce and the Chairman Elect of the SC Bankers Association. He is also chairman of the Finance Committee of the Children's Trust Fund of South Carolina.  He formerly held the position as treasurer of the Saluda Shoal Foundation and is a past member of the boards of Columbia Urban League, Palmetto Health Foundation (past chairman), Junior Achievement (past chairman), the SC Bankers School (past chairman), and the Boy Scout - Indiana Water Council.  He is an active member of Saxe Gotha Presbyterian Church.  He was a prior Chairman of the SC Bankers Association /Young Bankers Division where he received the SC Outstanding Young Bankers Award in 1999.  He has been a member in the past with the Rotary Club, Sertoma Club, Business Association of Columbia, Salvation Army, and the United Way.

J. Edward "Eddie" Terrell, 44, is an executive vice president of our bank.  He is primarily responsible for marketing and deposit strategies.  He has over 21 years of business and entrepreneurial experience.  He was the co-founder of NewSouth Communications, Inc. in Greenville, South Carolina from 1997 until 2003 and executive vice president of customer operations.  Mr. Terrell was the executive vice president of customer operations for Corporate Telemanagement Group in Greenville, South Carolina from 1990 until 1995, when the company was acquired by LCI International.  From 1995 until 1996, Mr. Terrell was the regional vice president for customer operations with LCI International.  He is a 1984 graduate of The Citadel, with a bachelor's degree in English.  Since 1998, Mr. Terrell has been a private investor in several local businesses.  He serves on the board of the Community Journals, LLC and is active at First Presbyterian Church and several local community organizations.

Family Relationships.  Dr. Rudolph G. Johnston, III, director, is Fred Gilmer, Jr.'s stepson and Fred Gilmer, III, executive vice president, is Fred Gilmer Jr.'s son.  No other director has a family relationship with any other director or executive officer of the company.

Proposal No. 2:  Proposal to Change the Name of the Company to Southern First Bancshares, Inc.

                   We propose changing the company's name from Greenville First Bancshares, Inc. to Southern First Bancshares, Inc.  We anticipate the holding company's subsidiary, Greenville First Bank, N.A. will change its name to Southern First Bank, N.A. around the same time that the holding company changes its name to Southern First Bancshares, Inc.  We are proposing this new name to reflect our expansion into a more geographically diverse market, including Columbia, South Carolina, and potentially other Southern cities.  We believe the name "Southern First Bancshares, Inc." will better describe the type of financial institution we expect to become -- a multi-city, full service financial institution that offers a broad range of financial products and services to our customers in Greenville, Columbia, and other parts of the South.  We believe this name change is in the best interests of our shareholders and recommend your approval of this proposal.

To accomplish the proposed name change, we will amend and restate Article ONE of our Articles of Incorporation to read in substance as follows:

"The name of the corporation is Southern First Bancshares, Inc. (the "Corporation")."

Your vote in favor of the name change will be a vote in favor of an amendment to the Articles of Incorporation of the company in substance as set forth above.

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The name change will become effective upon the filing of an amendment to our Articles of Incorporation or at any later date that is specified in the amendment. If the proposed name change is approved by Greenville First shareholders, it is anticipated that we will make the appropriate filings to implement the name change during the second quarter of 2007. However, we reserve the right to abandon the proposed name change at any time prior to the name change becoming effective. The name change will not affect the validity or transferability of currently outstanding stock certificates, and shareholders will not be requested to surrender for exchange any certificates presently held by them.

Under South Carolina law, the proposed name change requires the approval of the holders of two-thirds of the outstanding shares of Greenville First Bancshares, Inc. Common Stock. Accordingly, abstentions, broker non-votes and the failure to return a signed proxy card will have the same effect as votes against the proposal.

The Board of Directors Unanimously Recommends a Vote in Favor of Changing the Company's Name to Southern First Bancshares, Inc.

Compensation Discussion and Analysis

General Philosophy. We compensate our executive and senior management team through a mix of base salary, bonuses and equity compensation designed to recruit, reward, retain and retire the talented executive officers.  In addition, we seek to align management's incentives with the long-term interests of our shareholders. Our compensation setting process consists of establishing targeted overall compensation for each executive and senior manager which consists of cash compensation, equity compensation, and retirement benefits.  For each executive and senior officer, the anticipated cash compensation is allocated among base salary and incentive compensation.  We design the incentive compensation to reward corporate performance based on the achievement of pre-established financial and strategic goals.

The company's Chief Executive Officer ("CEO") and the company's President provide the compensation committee with their recommendation for overall compensation for all senior vice president and executive vice president positions.  The compensation committee determines the level of compensation for the CEO and President based on a compensation comparison to banks of similar size and performance, giving consideration to pre-established financial and strategic goals.  The compensation committee recommendations are presented and approved by the complete board of directors.

Targeted Overall Compensation.  We establish targeted overall compensation for each level of executive and senior management by first understanding the market value for these individuals in our region.  We seek to provide our management team with the incentive to earn above market compensation by accomplishing significant goals related to their respective department within the company.

Under our compensation structure, the mix of base salary, bonus and equity compensation generally varies depending upon level.  We generally seek the following mix of those components of compensation:

	Base Salary	Bonus	Equity

Chief Executive Officer and President	50 - 70%	35 - 50%	10 - 15%

Executive Vice Presidents	50 - 75%	25 - 45%	5 - 10%

Senior Vice Presidents	60 - 75%	25 - 40%	1 - 5%

In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management -- the levels of management having the greatest ability to influence Greenville First's performance -- should be significantly weighted on performance, while lower levels of management should receive a greater portion of their compensation in base salary.  Therefore, we typically offer our management a slightly lower base salary (approximately 90% of what we believe to be average market base salary) with the potential to earn a higher than market bonus and a higher than market overall compensation.  We select allocations that we believe are consistent with our overall compensation philosophy as described above.

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The majority of the equity compensation has generally been provided to our officers at the time they joined the company.  The amount of equity awarded has been based primarily on the officer's areas of responsibility.  The objective of the awards is to align management with the same interest as shareholders.  From time to time additional equity awards may be granted to officers based on performance, assumption of additional responsibilities and duties and other factors.

With the exception of Justin Strickland who was hired in 2006, no executive officers received equity compensation in the two years ended December 31, 2006.  The company does not anticipate providing additional restricted stock awards or stock options to the CEO, President or the three executive vice presidents in 2007.

During the first ten months of 2006, Art Seaver held both the position of Chief Executive Office ("CEO") and President.  Effective the first of November, Justin Strickland was hired as President and Mr. Seaver retained the role of CEO.

To assist us in establishing "targeted overall compensation" for our CEO, we engaged Benmark, a nationally recognized consulting firm, to perform a study of the compensation of the chief executive officers at banks of comparable size within the Southeast in 2006.  The companies included in the study were companies with market capitalizations comparable to Greenville First's and that generally recruit individuals to fill the chief executive officer position who are similar in skills and background to ours. The study only covered individuals for whom compensation information is disclosed publicly.

The overall results of this summary provided the starting point for our analysis. In addition, we looked at a number of other factors. In the case of our chief executive officer, we also considered, among other things: (a) the performance of Greenville First during the seven years in which he had held his position, and (b) the anticipated level of difficulty of replacing our chief executive officer with someone of comparable experience and skill.

Based upon our analysis, we established the targeted overall compensation of our chief executive officer for 2006 at $285,000 - $345,000. The targeted amount for 2006 did not include any equity compensation, but did include the cost of establishing a salary continuation plan and the company's match to the 401(k) plan.  The mid-point of the range ($315,000) was equal to 70% of the average overall compensation for the chief executive officer of Gateway Financial Holdings, Inc., the largest bank included in the analysis provided by Benmark.  The mid-point of the range equals 79% of the average overall compensation for the companies included in the analysis.  While the amount was below the mean calculated by Benmark in its analysis, we concluded that while a higher level of targeted overall compensation might be appropriate given Greenville First's strong performance during our chief executive officer's tenure, any need for a higher level was offset by his profit potential on previous grants of equity compensation.  Given these factors, we have concluded that our targeted overall compensation of $285,000 to $345,000 for 2006 and $310,000 to $360,000 for 2007, properly reflect Mr. Seaver's contribution to our company's growth and performance, adjusted for inflation.

Effective the first of November, Justin Strickland was hired as President. Mr. Strickland's compensation for 2006, consisted of a starting annual salary of $175,000 and a signing bonus of $55,000.  Mr. Strickland has also received 2,500 shares of restricted stock and 10,000 stock options.

Mr. Strickland's starting compensation was based on discussions with Benmark, and review of other comparable banking positions within banks of similar size.  The compensation committee believes that the starting salary was negotiated in an "arms-length" manner and the final amounts were within the compensation ranges that had been determined by Benmark.  It is anticipated that Mr. Strickland's annual base compensation will remain at $175,000 during 2007.  Mr. Strickland's 2007 incentive compensation plan is designed to reward Mr. Strickland on both corporate performances based on pre-established financial and strategic goals, and on the specific results of the bank's expansion plans into the Columbia, S.C. market.  Mr. Strickland's total compensation plan for 2007 is expected to fall between $265,000 and $320,000.

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We followed a similar, albeit slightly less elaborate, process with respect to establishing targeted overall compensation for our executive vice presidents.  We set the 2006 overall targeted compensation for Mr. Austin, Chief Financial Officer, and Mr. Gilmer, III, Senior Lending Officer, at $200,000 to $250,000.  We set overall targeted compensation for Mr. Terrell, Chief Retail Deposit Officer, at $175,000 to $225,000.  We have increased Mr. Austin's and Mr. Gilmer's overall targeted compensation for 2007 to $225,000 to $275,000 and increased Mr. Terrell's to $200,000 to $250,000.

Base Salaries. We want to provide our executive and senior management with a base salary that is commensurate with similar financial institutions in our market area and appropriate for the overall responsibility of the individual.  However, we typically offer our management a slightly lower base salary (approximately 90% of market) with the potential to earn a higher than market bonus and a higher than market overall compensation.

We engaged Benmark to provide a comparison of compensation packages offered to the chief executive officer at banks of comparable size within the Southeast.  From this analysis, we concluded that for both 2006 and 2007, a base salary of between $160,000 and $210,000 was appropriate in this regard. Similarly, for both 2006 and 2007 we concluded that a base salary of between $150,000 and $200,000 was appropriate for our president. These ranges were not objectively determined, but instead reflect levels that we concluded were appropriate based upon our general experience. For our chief executive officer and president, applying approximately 55% allocation to the mid point of the CEO 2006 targeted overall compensation resulted in base salaries of $175,000. Since this amount is within our targeted base salary ranges, we established their base salaries at this level. Applying a 60% and 55% allocation to mid point of our CEO's and President's 2007 targeted overall compensation, respectfully, resulted in base salaries of $185,000 and $175,000, respectively, for 2007.

For our three executive vice presidents we have allocated 57%, 67%, and 68%, of the mid points of the total overall compensation to Mr. Gilmer, III, Mr. Austin, and Mr. Terrell, respectfully.  Mr. Gilmer's percentage was lower then Mr. Austin and Mr. Terrell due to his targeted incentive bonus plan receiving a higher allocation.  We performed a similar analysis with respect to other senior management. At the senior vice president level we have a significant level of competition for employees in our market area. As a result, we provide a similar portion of the compensation to our senior vice presidents in the form of base salary.

Bonuses/Incentive Plan. We have established a short-term incentive plan in order to reward management for annual achievement based on threshold performance, targeted performance, and superior performance.  Performance goals are tailored to each individual executive and senior officer based on the company's overall strategic plan and the officer's respective department within the company.  The performance goals and objectives measured by the incentive plan are determined annually by the Compensation Committee and communicated clearly with executive and senior management.

We believe that our base compensation is generally lower than the market, while the bonus plan provides our named executive officers the opportunity to earn more compensation then peers at other banks, if an above target level of performance is obtained.  We believe this approach results in attracting the most talented individuals that are comfortable in their ability to produce and perform at higher than normal levels.  Therefore, they are willing to accept a lower base salary in order to have the opportunity to earn larger bonuses.

Detailed incentive plans are developed annually by the CEO of the company and approved by the compensation committee for all officers at a level of senior vice president and above.  More general incentive plans are developed for other officers and employees.  As discussed later in this document the incentives for senior vice president and executive vice president have both corporate incentive goals and individual goals that relate to their specific areas of responsibility.

The incentive plan for the CEO is based primarily on both pre-determined financial goals and on how well the company meets or exceeds the various detailed objectives outlined in our annual strategic plan.  The compensation committee also measures the CEO's results in comparison to how well the three executive vice presidents were able to meet or exceed their specific goals related to their areas of responsibility.  The weighting of the various incentive components is more subjective in nature then objective.  The committee also considers whether or not the anticipated incentive pay is within the percentage of total compensation that they have chosen to use as a guide for the allocation of total compensation.  Based on the compensation committee's evaluation of the various factors, the decision was made to reward the CEO with a bonus of $130,000 for the 2006 year.  This amount represents 41% of the mid-point of the total targeted overall compensation for our CEO and is within the targeted percents established as guide lines for our compensation committee.

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The incentive plan for our president includes the same objectives as the plan for our CEO, but Mr. Strickland's incentive plan will be more significantly weighted on the results of the company's expansion into the Columbia market than will impact Mr. Seaver's incentive compensation.  Based on Mr. Strickland joining the company in November of 2006 and receiving a signing bonus of $55,000, no additional incentive bonus was awarded to Mr. Strickland related to the year 2006.

Our executive vice president and senior lending officer, Mr. Gilmer's, incentive plan includes incentive compensation related to pre-determined net income objectives, individual and team loan growth and related fee goals and to a lesser extent incentive objectives related to deposit goals.  Mr. Gilmer's incentive award can be reduced if certain pre-determined loan quality objectives are not met.  For the year 2006, Mr. Gilmer received $95,000.  The total amount was based on the pre-determined calculations requiring little subjective evaluation.  This amount represents 42% of the mid-point of the total targeted overall compensation for our senior lender and is within the targeted percents established as guidelines for our compensation committee.

Our executive vice president and chief financial officer, Mr. Austin's incentive plan includes incentive compensation related to pre-determined net income and asset growth objectives, certain bank efficiency measures, the results of various audit and compliance reviews, and to a lesser extent incentive objectives related to deposit goals.  For the year 2006, Mr. Austin received $67,500.  The total amount was based on the pre-determined calculations requiring very little subjective evaluation. This amount represents 30% of the mid-point of the total targeted overall compensation for our chief financial officer and is within the targeted percents established as guidelines for our compensation committee.

Our executive vice president and chief retail deposit officer, Mr. Terrell's incentive plan includes incentive compensation related to pre-determined net income objectives, certain marketing objectives that are part of the bank's strategic plan, and various deposit product growth objectives.  For the year 2006, Mr. Terrell received $56,000.  This amount represents 25% of the mid-point of the total targeted overall compensation for our chief retail deposit officer and is within the targeted percents established as guidelines for our compensation committee.

We do not believe that an "all or nothing" approach is appropriate for incentive compensation.  Rather, the performance goals are scaled so that the recipient can receive part of an award in the event that acceptable, but not the desired, results are achieved. Awards are made at various levels depending on objective quantifiable measures of accomplishments.

Equity Compensation. At various times, we issue additional compensation to select members of executive and senior management in the form of equity compensation in order to further align management and shareholder interests and to reward management for increases in shareholder value.  Historically, the primary form of equity compensation that we awarded consisted of incentive and non-qualified stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. However, beginning in 2006 the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), making the accounting treatment of stock options less attractive. As a result, we assessed the desirability of granting shares of restricted stock to employees, particularly members of senior management, and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.  We also award a limited number of stock options to certain other officers.

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Our current practice is to determine the dollar amount of equity compensation that we want to provide and to then grant a number of shares of restricted stock that have a fair market value equal to that amount on the date of grant. With the exception of significant promotions and new hires, we generally make these awards at the first meeting of the Compensation Committee each year following the availability of the financial results for the prior year.  There were no grants made for the last two fiscal years other than those related to the hire of new executive and senior management.

Restricted stock awards can be both "performance based" and "time based." For performance based grants to be earned, Greenville First must achieve certain performance goals within the time period covered by the awards. For time based grants the recipient must remain employed by Greenville First for the required vesting period. In establishing award levels, we generally do not consider the equity ownership levels of the recipient or prior awards that are fully vested. It is our belief that competitors who might try to hire away our employees would not give credit for equity ownership in Greenville First and, accordingly, to remain competitive we cannot afford to give credit for that factor either. However, we recognize that our chief executive officer's equity ownership in Greenville First is so substantial that it would make it difficult for a competitor to recruit him. As a result, we subjectively considered his equity ownership in our establishment of his overall targeted compensation as discussed above.

With the exception of Justin Strickland who was hired in 2006, no executive officers received equity compensation in the two years ended December 31, 2006.  Mr. Strickland has received 2,500 shares of restricted stock in January of 2007 and 10,000 stock options in November of 2006.  Except for the 2,500 shares of restricted stock granted to Mr. Strickland, the company does not anticipate providing any restricted stock awards or stock options to the CEO, president or the three executive vice presidents in 2007.

Severance Benefits. We believe that companies should provide reasonable severance benefits to our executive officers.  As of March 31, 2007, the company has not paid any severance benefits in the current year or in any prior years.   With respect to executive management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time.

Where the termination is without "cause" or the employee terminates employment for "good reason" our severance plan provides for benefits equal to one year of base salary and any bonus accrued or unpaid through the date of termination.  We also continue health and other insurance benefits until the employee reaches age 65 or obtains comparable benefits pursuant to a subsequent employer's benefit plans.  All restrictions on any outstanding incentive awards granted to the employee and incentive plans become 100% vested, and all stock options and stock appreciation rights granted to the employee will become immediately exercisable.  In addition, a terminated employee is entitled to receive any benefits that he otherwise would have been entitled to receive under our 401(k) plan and supplemental retirement plans, although those benefits are not increased or accelerated. We believe that these levels are comparable to our competition. Where an employee is entitled to severance benefits under traditional severance provisions and change in control provision, he or she receives the larger of the two amounts.

For additional information regarding severance benefits, see "Potential Payments Upon Termination or Change in Control" below and information about the employment agreements with the named executive officers that follows the Grants of Plan Based Awards table.

Retirement Plans.  Greenville First has a 401(k) plan pursuant to which Greenville First matches 50% of employee contributions up to 8% of the employee's salary. In addition, Greenville First instituted a supplemental retirement plan for all management at the level of senior vice president or above. This plan was designed to enhance our ability to retain executives over the long-term and to provide a partial offset to shortfalls in the percentage of income provided for retirement by our 401(k).  Pursuant to this plan, Greenville First accrues retirement benefits at the levels necessary so that the net present value of the anticipated cost of the salary continuation plan is accrued at the time the officer reaches the age of 65.  When we calculate targeted overall compensation for our senior management, we factor in the benefits expense related to both the 401(k) and the accrued individual cost of the salary continuation plan.  Additional details regarding the supplemental retirement plan are provided below following the Pension Benefits Table.

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Change in Control. Our executive management and other employees have built Greenville First into the company that it is today, and we believe that it is important to protect them in the event of a change in control. Further, it is our belief that the interests of shareholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the potential reluctance of executive management to pursue potential change in control transactions that may be in the best interests of shareholders. As such, our CEO has a renewable employment agreement with the company for a term of 3 years.  Our president and our three executive vice presidents have a renewable employment agreement with the company for terms of 2 years. Relative to the overall market value of Greenville First, these potential change in control benefits are relatively minor.

Where a termination is without "cause" or a named executive officer terminates employment for "good reason" each employment agreement provides for benefits equal to one year of base salary and any bonus accrued or unpaid through the date of termination.  We believe that these levels are comparable to our competition.

In the event of a change in control, we also continue health and other insurance benefits until the employee reaches age 65 or obtains comparable benefits pursuant to a subsequent employer's benefit plans.   All restrictions on any outstanding incentive awards granted to the employee and incentive plans become 100% vested, and all stock options and stock appreciation rights granted to the employee will become immediately exercisable.  In addition, a terminated employee is entitled to receive any benefits that he otherwise would have been entitled to receive under our 401(k) plan and supplemental retirement plans, although those benefits are not increased or accelerated. We believe that these levels of benefits are consistent with the general practice among our peers, although we have not conducted a study to confirm this.

We have agreed to reimburse the executive officers for any taxes imposed as a result of change in control benefits as a result of the so-called "parachute" tax imposed by Internal Revenue Code Section 280G.

Perquisites and Other Benefits.  We annually review the perquisites that executive and senior management receives. The primary perquisites for executive and senior officers are additional levels of life insurance, the payment of the monthly dues for one golf or social club, and an automobile or an automobile allowance. We encourage our executive and senior management to belong to a golf or social club so that they have an appropriate entertainment forum for clients and appropriate interaction with their communities.

Senior management also participates in Greenville First's other benefit plans on the same terms as other employees. These plans include medical insurance, life insurance and a medical reimbursement plan.

Compensation of Directors and Executive Officers

                The following table shows the cash compensation we paid to our chief executive officer and chief financial officer for the years ended December 31, 2004 through 2006 and for all other executives who earned over $100,000 for the year ended 2006.  Our president, Mr. Stickland, joined the company in November of 2006 and did not make over $100,000 in 2006 and so is not included in these tables.

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Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards	Option Awards	Non-Equity(2) Incentive Plan Compensation	Change in Pension Value and Nonquailfied Deferred Compensation Earnings	All Other Compensation (3)	Total

R. Arthur Seaver, Jr.	2006	$171,171	$130,000	$-	$-	$-	$7,294	$24,898	$333,363
Chief Executive Officer of the
Company and the Bank

James M. Austin, III	2006	149,576	-	-	-	64,000	11,310	18,390	243,276
Executive Vice President and
Chief Financial Officer of
the Company and the Bank

Fred Gilmer, III	2006	130,910	-	-	-	93,375	4,570	19,734	248,589
Executive Vice President
of the Bank

J. Edward Terrell	2006	137,260	-	-	-	55,550	5,620	22,962	221,392
Executive Vice President
of the Bank

(1) Due to the subjective nature of Mr. Seaver's Incentive Plan Compensation, it has been classified as "Bonus" for purposes of this table.

(2) Amounts awarded for fiscal year 2006 under the Greenville First Incentive Plan were paid in the subsequent fiscal year.

(3) All other compensation for 2006 includes the following items: (a) company contributions under the 401(k) Plan, (b) car allowance or value attributable to personal use of company provided automobiles, (c) club dues, (d) premiums for the portion of the death benefits shared by the company with the named executive officers pursuant to bank owned life insurance and (e) premiums for life, accident and long-term disability insurance policies.  The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 of the total amount of perquisites received by such named executive officer.

Grants of Plan-Based Awards

              The table below shows the potential payments under the Greenville First Incentive Plan for 2006.  Actual payments made in January 2007 for the year ended December 31, 2006, as shown in the Summary Compensation Table, are as follows:  R. Arthur Seaver, Jr. - $130,000, James M. Austin, III - $64,000, Fred Gilmer, III - $93,375 and J. Edward Terrell - $55,500.

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Thresh-old ($)	Target ($)	Maxi-mum ($)	Thresh-old (#)	Target (#)	Maxi-mum (#)

R. Arthur Seaver, Jr.	-	110,000	134,000	158,000	-	-	-	-	-	-	-
James M. Austin, III	-	56,000	75,000	100,000	-	-	-	-	-	-	-
Fred Gilmer, III	-	56,000	97,000	100,000	-	-	-	-	-	-	-
J. Edward Terrell	-	50,000	64,000	90,000	-	-	-	-	-	-	-

              There were no stock options or restricted stock granted to named executive officers in 2006.

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Employment Agreements

We have entered into an employment agreement with Art Seaver on July 27, 1999, for an annually renewing three-year term, pursuant to which he serves as the president, the chief executive officer, and a director of both our company and our subsidiary bank.  As of April 5, 2007, Mr. Seaver receives a minimum annual salary of $225,000, plus his yearly medical insurance premium.  He also receives an annual increase in his salary equal to the previous year's salary times the increase in the Consumer Price Index during the previous year.  The board of directors may increase Mr. Seaver's salary above this level, but not below it.  He is eligible to receive an annual bonus of up to 5% of the net pre-tax income of our bank, if the bank meets performance goals set by the board.  He is also eligible to participate in any management incentive program of the bank or any long-term equity incentive program and is eligible for grants of stock options and other awards thereunder.  Mr. Seaver was granted options to purchase a number of shares of common stock equal to 5% of the number of shares sold in our initial public offering, or 97,875 shares (adjusted for the 3 for 2 stock split and 10 percent stock dividend).  These options were granted in 2000 in connection with the bank's opening, vested over a five-year period and have a term of ten years.  Additionally, Mr. Seaver participates in the bank's retirement, welfare, and other benefit programs and is entitled to a life insurance policy and an accident liability policy and reimbursement for automobile expenses, club dues, and travel and business expenses.

Mr. Seaver's employment agreement also provides that following termination of his employment and for a period of 12 months thereafter, he may not (a) compete with the company, the bank, or any of its affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within radius of thirty miles from the main office of the company or any branch office of the company, (b) solicit major customers of the bank for the purpose of providing financial services, or (c) solicit employees of the bank for employment.  If Mr. Seaver terminates his employment for good cause as that term is defined in the employment agreement or if he is terminated following a change in control of Greenville First Bancshares as defined in the agreement, he will be entitled to severance compensation of his then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives shall vest immediately.

We also entered into employment agreements on April 1, 2004 with Jim Austin to serve as chief financial officer and an executive vice president of our company and the bank, Fred Gilmer, III to serve as an executive vice president of the bank, and Eddie Terrell to serve as an executive vice president of the bank.  In addition, we entered into an employment agreement on November 2, 2006 with Justin Strickland to serve as President of our company.  Each agreement has a term ending on January 31, 2007 with the exception of Mr. Strickland whose agreement ends on January 31, 2009.  At the end of January 2007, and January 2008 for Mr. Strickland, and on the last day of January each year thereafter, the term will be extended by one year so that the remaining term will continue to be two years.    As of April 5, 2007 Messrs. Austin, Gilmer, Terrell, and Strickland are paid a salary of $157,500, 140,000, $143,000, and $175,000, respectively, which may be increased annually by the board of directors.  They are also eligible to participate in any of our pension, profit sharing, bonus, life insurance, hospitalization, major medical, and other employee benefit plans and programs.  In addition, Messrs Austin, Gilmer and Terrell are each entitled to receive either an automobile owned or leased by us or an automobile allowance of $700 per month while Mr. Strickland receives an automobile allowance of $750.

Each employment agreement also provides that during the term of employment and for a period of 12 months following termination, Messrs. Austin, Gilmer, Terrell, and Strickland may not (a) compete with us by, directly or indirectly, forming, serving as an organizer, director or officer of, employee or agent, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company thereof if such depository institution or holding company has one or more offices or branches within 30 miles of our main office or any other offices, (b) solicit our clients with which they had contact in connection with products and services provided by us for the purpose of providing financial services, or (c) solicit our employees.  If Messrs. Austin, Gilmer, Terrell, or Strickland terminate their employment for good reason or if they are terminated following a change in control of our company, they will be entitled to severance compensation of their then current monthly salary for a period of 12 months, plus accrued bonus, and all outstanding options and incentives will vest immediately.

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Outstanding Equity Awards at Fiscal Year-End

                The following table shows the number of shares covered by both exercisable and non-exercisable options owned by the individuals named in the Summary Compensation Table as of December 31, 2006, as well as the related exercise prices and expiration dates.  Options are granted pursuant to the Plan.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
							Market	Plan	Awards:
						Number	Value	Awards:	Market
			Equity			Of	Of	Number	or Payout
			Incentive			Shares	Shares	Of	Value of
			Plan			Or	Or	Unearned	Unearned
			Awards:			Units	Units	Shares,	Shares,
			Number of			Of	Of	Units or	Units or
			Securities			Stock	Stock	Other	Other
			Underlying			That	That	Rights	Rights
			Unexercised	Option	Option	have	have	that have	that have
		Non-	Unearned	Exercise	Expiration	not	not	not	not
Name	Exercisable	exercisable	Options	Price	Date	Vested	Vested	Vested	Vested

R. Arthur Seaver, Jr.	94,875	-	-	$6.06	3/21/2010	-	-	-	-

James M. Austin, III	16,500	-	-	6.06	3/21/2010	-	-	-	-
	4,125	-	-	6.06	2/20/2011	-	-	-	-
	4,125	-	-	6.88	1/15/2012	-	-	-	-
	8,250	-	-	7.79	1/21/2013	-	-	-	-
	8,250	-	-	16.36	1/20/2014	-	-	-	-

Fred Gilmer, III	8,250	-	-	6.06	3/21/2010	-	-	-	-
	4,125	-	-	6.06	2/20/2011	-	-	-	-
	6,600	-	-	6.88	1/15/2012	-	-	-	-
	8,250	-	-	7.79	1/21/2013	-	-	-	-
	8,250	-	-	16.36	1/20/2014	-	-	-	-

J. Edward Terrell	16,500	-	-	14.32	11/30/2013	-	-	-	-

Option Exercises and Stock Vested

There were no stock options exercised or vested by any named executive officers during the year ended December 31, 2006.

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Pension Benefits

		Number	Present	Payments
		Of Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service	Benefit	Year

R. Arthur Seaver, Jr.	Greenville First Bank, N.A., Salary Continuation Agreement	N/A	$7,294	$-
James M. Austin, III	Greenville First Bank, N.A., Salary Continuation Agreement	N/A	11,310	-
Fred Gilmer, III	Greenville First Bank, N.A., Salary Continuation Agreement	N/A	4,570	-
J. Edward Terrell	Greenville First Bank, N.A., Salary Continuation Agreement	N/A	5,620	-

                     The benefits shown in the table above reflect benefits under salary continuation agreements between the named executive officer and the company.  Unless a separation from service or a change in control, each as defined in the named executive officer's salary continuation agreement, occurs before normal retirement age, the salary continuation agreements provide for an annual supplemental retirement benefit to be paid to each of the executives in 12 equal monthly installments payable on the first day of each month, beginning with the month immediately after the month in which the executive attains the normal retirement age, which is defined as age 65, and for the executive's lifetime with a 15-year term certain period.  The annual amount of the normal retirement annual benefit is $150,000 for Mr. Seaver and $100,000 for Messrs. Austin, Gilmer and Terrell.

                     Provided the executive has been continuously employed by the Bank for five consecutive years from July 1, 2006, the effective date of the salary continuation agreements for Messrs. Seaver, Austin, Gilmer and Terrell, each of the above named executive officers, if an early termination occurs (defined as separation from service before normal retirement age for reasons other than death, disability, termination for cause, or after a change in control), the executive's early termination benefit is calculated by taking the accrual balance (as defined in the salary continuation agreement) existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive's normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount for the executive's lifetime with a 15-year term certain period, beginning with the executive's normal retirement age.  We will pay this annual early termination benefit as calculated to the executive in 12 equal monthly installments payable on the first day of each month, beginning with the later of (x) the seventh month after the executive's separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age and for the executive's lifetime with a 15-year term certain period.  However, all of the executive's early termination benefits will be forfeited if at any time from the date of the executive's early termination and for a period of one year thereafter, the executive (without the prior written consent of the Bank) competes with the Bank or Greenville First Bancshares, Inc. or any of its subsidiaries, directly or indirectly, by engaging in forming, by serving as an organizer, director, officer of, employee or agent, or consultant to, or by acquiring or maintaining more than a one percent passive investment in, a depository financial institution or holding company thereof if such depository financial institution or holding company has or establishes one or more offices or branches which are located within 30 miles of any office or branch of the Bank in existence at the date of the executive's early termination.

                    Upon the executive's separation from service because of disability (as defined in the salary continuation agreement) before normal retirement age, the executive's disability benefit is calculated by taking the accrual balance existing at the end of the month immediately before the month in which separation from service occurs, compounding this accrual balance forward to the executive's normal retirement age taking into account interest at the discount rate or rates established by the plan administrator, and amortizing this resulting amount over the executive's lifetime with a 15-year term certain period, beginning with the executive's normal retirement age.  Beginning with the later of (x) the seventh month after the executive's separation from service, or (y) the month immediately after the month in which the executive attains the normal retirement age, the Bank will pay the disability benefit to the executive in 12 equal monthly installments on the first day of each month and for the executive's lifetime with a 15-year term certain period.

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                    With respect to the agreements for Messrs. Seaver  and Austin only, upon a change in control (as defined in the salary continuation agreement), we will pay to Messrs. Seaver and Austin a change in control benefit equal to their respective accrual balance at their normal retirement age, without additional discount for the time value of money.  Upon a change in control, we will pay to the remaining salary continuation agreement participants a change in control benefit equal to the greater of: (i) their respective normal retirement annual benefit or (ii) their respective accrual balance at the time of the change in control.  In either case, we will pay the change in control benefit to the executive in one lump-sum within three days after the change in control.  If a change in control occurs at any time during the salary continuation benefit payment period and if when the change in control occurs the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, we will pay the present value, calculated at the discount rate or rates established by the plan administrator, of the remaining salary continuation benefits to the executive in a single lump-sum within three days after the change in control.

                    If the executive dies in active service to the company before normal retirement age, the executive's beneficiary will be entitled to an amount equal to the executive's accrual balance at the time of the executive's death, payable within 60 days of the executive's death.

                    If the executive dies before any separation from service and the executive is receiving the executive's normal retirement benefit, but the executive has not received the executive's normal retirement benefit for the full 15-year term certain period, the executive's beneficiary will be entitled to, at the company's sole discretion upon the executive's death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive's death of the executive's remaining salary continuation benefits, paid to the executive's beneficiary in a lump-sum within 60 days of the executive's death; or (ii) the executive's remaining salary continuation benefits, paid to the executive's beneficiary in 12 equal monthly installments payable on the first day of each month for the 15-year term certain period.

                    If the executive dies after separation from service and the executive is entitled to the early termination benefit or the disability benefit, but has not started receiving such benefits because the executive has not reached the normal retirement age, the executive's beneficiary will be entitled to a lump-sum benefit equaling the present value, calculated at the discount rate or rates established by the plan administrator, at the executive's death of the accrual balance which existed at the end of the month immediately before the month in which separation from service occurred, after compounding this accrual balance forward to the executive's normal retirement age taking into account interest at the discount rate or rates established by the plan administrator.  Assuming the two discount rates referred to in the previous sentence are the same, the resulting lump-sum benefit would be the executive's accrual balance which existed at the end of the month immediately before the month in which separation from service occurred.  We will pay this lump-sum benefit to the executive's beneficiary within 60 days of the executive's death.

                    If the executive dies after separation from service and the executive is receiving the normal retirement benefit, the early termination benefit, or the disability benefit, the executive's beneficiary will be entitled to, at the Bank's sole discretion upon the executive's death, either: (i) the present value, calculated at the discount rate or rates established by the plan administrator, at the executive's death of the executive's remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, paid to the executive's beneficiary in a lump-sum within 60 days of the executive's death; or (ii) the executive's remaining salary continuation benefits as determined under the applicable section of the salary continuation agreement, in the amounts specified in the applicable section, paid to the executive's beneficiary at the times specified in the applicable section.

                    We will not pay any benefits under the salary continuation agreements and the agreements will terminate if separation from service is the result of termination for cause (as defined in the executive's employment agreement or if the executive is not a party to an employment agreement containing a definition of termination for cause, as defined in the salary continuation agreement).

                    To offset the annual expense accruals for the benefits payable to the executives under the salary continuation agreements, we acquired bank-owned life insurance ("BOLI").  It is anticipated that the BOLI will provide full cost recovery of the benefits paid to the executives under the salary continuation agreements upon their deaths.

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                    The company has agreed to enter into a salary continuation agreement with Mr. Stickland that will provide him with normal retirement annual benefits of $100,000.

Potential Payments Upon Termination or Change in Control

        The table below reflects the amount of compensation payable to each of the named executive officers of the company in the event of termination of such executive's employment by the company in the case of termination without cause and, in the case of good reason termination following a change in control, by the named executive officer. The amounts shown assume that the termination occurred on December 29, 2006, which was the last trading day of the calendar year ended December 31, 2006, and at a price per share of the company's common stock equal to the closing market price as of that date. These amounts are estimates of the amounts which would have been paid out to the executive officer upon termination as of that date under the specified circumstances. The actual amounts to be paid out can only be determined at the time of such executive officer's separation from the company.

Name and Principal Position	Salary (1)	Bonus (2)	Continuation of Medical Benefits(3)	Acceleration and Continuation of Equity Awards	Total Termination Benefits

R. Arthur Seaver, Jr.,
CEO and Director of the Company and the Bank
Termination without cause	$175,000	$130,000	$-	$-	$305,000
Good Reason termination after change in control	175,000	130,000	215,404	-	520,404

James M. Austin, III
CFO and Executive Vice President of the Company
and the Bank
Termination without cause	150,000	64,000	-	-	214,000
Good Reason termination after change in control	150,000	64,000	147,190	-	361,190

Fred Gilmer, III
Executive Vice President of the Company and the
Bank
Termination without cause	128,000	93,375	-	-	221,375
Good Reason termination after change in control	128,000	93,375	226,164	-	447,539

J. Edward Terrell
Executive Vice President of the Company and the
Bank
Termination without cause	137,000	55,550	-	-	192,550
Good Reason termination after change in control	137,000	55,550	207,605	-	400,155

(1)	Salary is for a period of 12 months following termination without cause before or after a change in control or good reason termination after a change in control.
(2)	Includes all bonus amounts earned or accrued through the date of termination.
(3)

Reflects the estimate of all future premiums which will be paid for life insurance, disability and medical benefits, using the premium rates in effect at December 29, 2006. Continuation of benefits is for the named executive officer and his dependents until the officer reaches age 65.

The definition of "cause" varies among the different employment agreements with members of executive management. For most, "cause" will be deemed to exist where the individual has been convicted of a crime involving moral turpitude, has stolen from Greenville First, has violated his non-competition or confidentiality obligations, or, following a cure period, has been grossly negligent in fulfillment of his responsibilities. "Good reason" generally will exist where an employee's position or compensation has been decreased (other than as part of a company-wide compensation reduction) or where the employee has been required to relocate.  A more detailed description of "cause," good reason" and "change in control" is set forth below.

    If the named executive officer's employment is terminated for cause or upon voluntary termination, the named executive officer shall receive only any sums due as base salary and/or reimbursement of expenses through the date of such termination.

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If the named executive officer's employment is terminated upon the death of the named executive officer, the named executive officer's estate shall receive any sums due as base salary and/or reimbursement of expenses through the end of the month during which death occurred and any bonus earned or accrued through the date of death.  Regardless of death, all prior calendar year earned bonuses must be paid within two months after the end of the calendar year in which they arise.

If the named executive officer's becomes incapacitated and later terminated as a result of disability, the company shall continue to pay the executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the company, provided that the amount of any such payments to the executive shall be reduced by the sum of the amounts, if any, payable to the executive for the same period under any disability benefit or pension plan of the company or any of its subsidiaries.  Furthermore, the executive shall receive any bonus earned or accrued under the Bonus Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the executive's incapacity.

Additional payments that may be made to named executive officers under certain circumstances under their respective salary continuation agreement are described in the narrative that follows the Pension Benefits table above.

For purposes of this discussion, the terms cause, good reason, and change in control, as defined in the named executive officers' employment agreements, are defined as follows:

"Change in control" generally means the occurrence of any of the following events, unless the event is a result of a non-control acquisition:

•      The members of our board of directors as of the date of the employment agreement, who are referred to as incumbent directors, together with additional directors whose election or nomination was approved by a majority of the incumbent directors and who did not assume office as a result of an actual or threatened solicitation of proxies or consents by a person other than the board of directors, which additional directors are also referred to as incumbent directors, cease for any reason to constitute at least fifty percent of the board of directors.

•      A person, group or entity other than the company, acquires our common stock, and immediately after which such person, group or entity has beneficial ownership of 20% or more of the combined voting power of our common stock.

•       Approval by our shareholders of: (i) a merger, consolidation, or reorganization; (ii) a complete liquidation or dissolution; or (iii) an agreement for the sale or other disposition of all or substantially all of our assets.

•      Regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the FDIC, or any other regulatory authority for permission to acquire control of the company or any of our banking subsidiaries, provided that if the applicable transaction that has been approved by our board of directors then the change in control will not be deemed to occur until the closing of the transaction.

 A "non-control acquisition" generally means a merger, consolidation or reorganization in which:

•      our shareholders immediately before the merger, consolidation or reorganization own, immediately after such transaction, at least 50% of the combined voting power of the voting securities of the surviving corporation resulting from the such merger, consolidation or reorganization in substantially the same proportion as their ownership of our voting securities immediately before such merger, consolidation or reorganization; and

•      immediately following the merger, consolidation or reorganization, the number of directors on the board of directors of the surviving corporation who were incumbent directors at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

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"Good reason" generally means the occurrence after a change in control of any of the events or conditions described below:

•      an adverse change in an employee's status, title, position or responsibilities at any time within 90 days preceding the date of a change in control or at any time thereafter;

•      a reduction to the employee's base salary or any failure to pay the employee any compensation or benefits to which the employee is entitled within five days of the due date;

•      a relocation of an employee at any place outside a 30 mile radius from the employee's current work location immediately prior to the change in control except for reasonably required travel that is not greater than the travel requirements before the change in control;

•      the failure by us to (A) continue any material compensation or employee benefit plan in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter, unless replaced with a plan providing substantially equivalent compensation or benefits, or (B) provide the employee with compensation and benefits, in the aggregate, at least equal to those provided for under each other employee benefit plan, program and practice in which the employee was participating at any time within 90 days preceding the date of a change in control or at any time thereafter;

•      the insolvency or the filing of a petition for bankruptcy of the company which petition is not dismissed within sixty days;

•      any material breach by the company of any material provision of the employment agreement;

•      any purported termination of the employee's employment for cause by us which does not comply with the terms of the employment agreement; or

•      our failure to obtain an agreement, satisfactory to the employee, from any successor or assign to assume and agree to perform the employment agreement.

    Any event or condition described above which occurs prior to a change in control but which the employee reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with a change in control which actually occurs, shall constitute good reason for purposes of the employment agreement, notwithstanding that it occurred prior to the change in control.

For the officers, "cause" generally means any of the following:

•      a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the executive, which is intended to cause, causes or is reasonably likely to cause material harm to the company (including harm to its business reputation);

•      an indictment for the commission or perpetration by the executive of any felony or any crime involving dishonesty, moral turpitude or fraud;

•      a material breach by the executive of the employment agreement that remains uncured ten days following written notice;

•      notice from a regulatory agency with jurisdiction over the company of its intention to institute certain formal or informal regulatory action against the executive or the company, provided that, if the applicable matters relating to the executive's performance are susceptible of cure, such matters remain uncured to the satisfaction of the regulatory agency 30 days after receipt of the notice from the regulatory agency;

•      disorderly conduct by the executive that materially disrupts the company's business operations to a level which is materially detrimental to the company's best interest, that, if susceptible of cure remains uncured ten days following written notice to the executive; or

•      the failure of the executive to devote his full business time and attention to his employment as provided under the employment agreement that, if susceptible of cure, remains uncured 30 days following written notice to the executive of such failure.

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Director Compensation

The following table shows the fees paid to each of our elected directors for bard meeting and committee meeting attendance in 2006.

					Change in
					Pension
					Value and
	Fees				Nonqualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total

Andrew B. Cajka, Jr.	$12,600	$-	$-	$-	$-	$-	$12,600
Mark A. Cothran	10,800	-	-	-	-	-	10,800
Leighton M. Cubbage	8,100	-	-	-	-	-	8,100
Anne S. Ellefson	13,050	-	-	-	-	-	13,050
David G. Ellison	11,700	-	-	-	-	-	11,700
Tecumseh Hooper, Jr.	13,050	-	-	-	-	-	13,050
Rudolph G. Johnstone, III	12,150	-	-	-	-	-	12,150
James B. Orders, III	11,700	-	-	-	-	-	11,700
William B. Sturgis	7,650	-	-	-	-	-	7,650

In 2006, we paid each of our 10 outside directors $450 for each board meeting they attended and $450 for each committee meeting they attended.  Beginning in 2007, we plan to pay our outside directors $500 for each board meeting they attend and $500 for each committee meeting they attend.  The chairmen of the board and committees will be paid an additional $100 for each meeting they attend.

Compensation Committee Report

The compensation committee of the company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402 (b) of Regulation S-K with management and, based on such review and discussions, has recommended to the board of directors that the Compensation Discussion and Analysis be included in the company's 2007 Proxy Statement and incorporated by reference into the company's Annual Report on Form 10-K for 2006. This report is provided by the following directors, who comprise the committee:

William B. Sturgis

Mark A. Cothran

Leighton M. Cubbage

Rudolph G. Johnstone, III, MD

David G. Ellison

James B. Orders, III

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Security Ownership of Certain

Beneficial Owners and Management

General

The following table shows how much common stock in the company is owned by the directors, certain executive officers, and owners of more than 5% of the outstanding common stock, as of March 22, 2007.  Unless otherwise indicated, the mailing address for each beneficial owner is care of Greenville First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607.

Name	Number of Shares Owned(1)	Right To Acquire(2)	Percentage of Beneficial Ownership(3)

James M. Austin, III	17,050	41,250	1.96%
Andrew B. Cajka, Jr.	16,500	8,250	.84%
Mark A. Cothran	47,272	24,750	2.43%
Leighton M. Cubbage	134,770	66,000	6.69%
Anne S. Ellefson	10,670	-	.36%
David G. Ellison	17,465	-	.60%
Fred Gilmer, Jr.	36,245	23,073	2.01%
Fred Gilmer, III	3,300	35,475	1.31%
Tecumseh Hooper, Jr.	21,450	12,375	1.15%
Rudolph G. Johnstone, III	17,490	8,745	.89%
James B. Orders, III	42,317	16,500	1.99%
R. Arthur Seaver, Jr.	19,800	104,775	4.10%
William B. Sturgis	9,858	49,500	1.99%
J. Edward Terrell	4,543	16,500	0.71%
F. Justin Strickland	3,740	10,000	0.47%

All directors and executive officers as a group (15 persons)	402,472	417,193	24.46%

(1)         Includes shares for which the named person has sole voting and investment power, has shared voting and investment power with a spouse, or holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

(2)        Includes shares that may be acquired within 60 days of the date of this prospectus by exercising vested stock options and warrants but does not include any unvested stock options or warrants.  Each of the following directors served as an organizer of our bank: Andrew B. Cajka, Jr., Mark A. Cothran, Leighton M. Cubbage, Fred Gilmer, Jr., Tee Hooper, Jr., Trip Johnstone, III, James B. Orders, III, R. Arthur Seaver, Jr., and William B. Sturgis.  Each of these directors received a warrant to purchase one share of common stock at a purchase price of $6.06 per share for every two shares purchased by that individual in our initial public offering as compensation for the risks taken in forming the bank, including their personal guarantees of the original line of credit.  These warrants cover an aggregate of 209,193 and are exercisable until January 10, 2010.  For Jim Austin, Fred Gilmer, Jr., Fred Gilmer, III and Art Seaver, the right to acquire column also includes employee stock options to purchase 41,250 shares, 23,073 shares, 35,475 shares and 94,875 shares, respectively.

(3)        For each individual, this percentage is determined by assuming the named person exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants.  For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options and warrants which he or she has the right to acquire within 60 days, but that no other persons exercise any options or warrants.  The calculations are based on 2,933,868 shares of common stock outstanding on March 22, 2007.

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Meetings and Committees of the Board of Directors

                During the year ended December 31, 2006, the board of directors of the company held 12 meetings and the board of directors of the bank held 12 meetings.  All of the directors of the company and the bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

Although we do not have a formal policy regarding attendance by members of the board of directors at our annual shareholders meetings, directors are encouraged to attend the annual meeting of Greenville First Bancshares, Inc.  There were 10 of the 11 directors present at the 2006 annual meeting of shareholders.

Board Independence

Mr. Cajka, Mr. Cubbage, Ms. Ellefson, Mr. Hooper, Dr. Johnstone, Mr. Orders and Mr. Sturgis are "independent" directors, based upon the independence criteria set forth in Rule 4350 of the corporate governance listing standards of The NASDAQ Stock Market.

Communications with Shareholders

                Our board of directors has implemented a process for shareholders of the company to send communications to the board.  Any shareholder desiring to communicate with the board, or with specific individual directors, may so do by writing to the secretary of the company, at Greenville First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, South Carolina 29607.  The secretary has been instructed by the board to promptly forward all such communications to the addressees indicated thereon.

 Committees of the Board of Directors

The company's board of directors has appointed four committees, including an audit, personnel, nominating, and finance committee.

Audit Committee

The audit committee is composed of Mr. Cajka, Mr. Hooper, Ms. Ellefson, Mr. Sturgis, and Mr. Cubbage.  Each of these members is considered "independent" under Rule 4350 of the corporate governance listing standards of The NASDAQ Stock Market.  The audit committee met five times in 2006.

None of the current members of the audit committee nor any other member of our board qualifies as an "audit committee financial expert" as defined under the rules of the Securities and Exchange Commission.  As a relatively small public company, it is difficult to identify potential qualified candidates that are willing to serve on our board and otherwise meet our requirements for service.  At the present, we do not know if or when we will appoint a new board member that qualifies as an audit committee financial expert.

Although none of the members of our audit committee qualify as "financial experts" as defined in the SEC rules, each of our audit committee members has made valuable contributions to the company and its shareholders as members of the audit committee.  The board has determined that each member is fully qualified to monitor the performance of management, the public disclosures by the company of its financial condition and performance, our internal accounting operations, and our independent auditors.

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The audit committee functions are set forth in its charter, which was adopted on September 19, 2000 and later amended on June 15, 2004.  A copy of the audit charter was attached as Appendix A to the Proxy Statement for our 2005 Annual Meeting of Shareholders.  The audit committee has the responsibility of reviewing financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed.  The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses.  The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts.  The audit committee reports it findings to the board of directors.

Personnel Committee

            The personnel committee, which we also refer to as the compensation committee, is composed of Mr. Sturgis, Mr. Cothran, Mr. Cubbage, Dr. Johnstone, Mr. Ellison, and Mr. Orders.  Mr. Sturgis, Mr. Cubbage, Dr. Johnstone, and Mr. Orders are each considered "independent" under Rule 4350 of corporate governance listing standards of The NASDAQ Stock Market, and Mr. Cothran and Mr. Ellison are not considered to be independent.  Our entire board of directors, including a majority of independent directors, considers and approves all matters recommended by the personnel committee.  The personnel committee met four times in 2006.  The personnel committee has the responsibility of annually reviewing all benefit plans of the bank as well as the performance of the chief executive officer.

The personnel committee of the board of directors recommends all compensation and awards to executive and senior officers, which includes the chief executive officer, president, three executive vice presidents, and seven senior vice presidents, to the entire board of directors for approval. Generally, on its own initiative the Personnel Committee reviews the performance and compensation of the chief executive and president and, following discussions with those individuals and, where it deems appropriate, Benmark or another appropriate advisor, determines their compensation levels. For the remaining executive and senior officers, the chief executive officer makes recommendations to the Personnel Committee that generally, with minor adjustments, are approved.  With respect to equity compensation awarded to others, the Personnel Committee, with the approval of the entire board of  directors, grants restricted stock, generally based upon the recommendation of the chief executive officer, and has delegated option granting authority for non-executive officers to the chief executive officer.

                A copy of the personnel committee charter is available on our website, www.greenvillefirst.com.

Finance Committee

                The finance committee is composed of Mr. Orders, Mr. Cajka, Mr. Cothran, Mrs. Ellefson, Mr. Ellison, Mr. Gilmer, Mr. Hooper, Dr. Johnstone and Mr. Seaver.  The finance committee met 12 times in 2006.  The finance committee has the responsibility of reviewing the loan policy, investment policy, and the bank's asset/liability structure.

Nominating Committee

                The nominating committee is composed of Mr. Cothran, Dr. Johnstone, and Mr. Cajka.  Dr. Johnstone and Mr. Cajka are each considered "independent" under Rule 4350 of the corporate governance listing standards of The NASDAQ Stock Market., and Mr. Cothran is not considered to be independent.  The nominating committee met once in 2006.  The nominating committee recommends nominees for election to the board.  The board of directors, including a majority of the independent directors, selects the nominees for election to the board.  On June 15, 2004, we adopted a formal nominating committee charter which is available on our website, www.greenvillefirst.com.

For directors previously elected by shareholders to serve on the board and whose terms of service are expiring, the nominating committee considers whether to recommend to the board the nomination of those directors for re-election for another term of service.  The nominating committee also considers whether to recommend to the board the nomination of persons to serve as directors whose nominations have been recommended by shareholders.

25

Any shareholder may recommend the nomination of any person to serve on the board.  Our policy is to require a shareholder to submit the name of the person to our corporate secretary in writing no later than (i) with respect to an election to be held at an annual meeting of shareholders, 90 days in advance of such meeting; and (ii) with respect to an election to be held at a special meeting of shareholders for the election of directors, no more than seven days after notice of the special meeting is given to shareholders.  Each notice must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record of stock of the company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the board of directors; and (v) the consent of each nominee to serve as a director of the company if so elected.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

The nominating committee considers a number of factors in determining whether to recommend to the board the nomination of any person for election as a director.  While no single factor is determinative, the following factors are considered by the nominating committee in considering any potential nominee:

•         educational background, work experience, business acumen,

•         ability to grasp business and financial concepts, knowledge or experience related to banking or financial services,

•         previous service on  boards (particularly of public companies),

•         willingness and ability to devote time and energy to the duties of a director,

•         a desire and ability to help enhance shareholder value,

•         reputation in the community,

•         character,

•         whether the nominee has any history of criminal convictions or violation of SEC rules,

•         actual or potential conflicts of interest, and

•         any other factor that the nominating committee considers relevant to a person's potential service on the board of directors.

The board of directors also considers the foregoing criteria in determining whether to nominate any person for election by the shareholders.

In determining whether to nominate any person for election by the shareholders, the board assesses the appropriate size of the board of directors, consistent with our bylaws, and whether any vacancies on the board are expected due to retirement or otherwise.  If vacancies are anticipated, or otherwise arise, the board will consider various potential candidates for director recommended by the nominating committee.  Candidates may come to the attention of the nominating committee or board through a variety of sources including, but not limited to, current members of the board, shareholders, or other persons.  The nominating committee and board of directors consider properly submitted recommendations by shareholders who are not our directors, officers, or employees on the same basis as candidates recommended by any other person.

We do not pay a third party to assist in identifying and evaluating candidates.

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Report of the Audit Committee of the Board

The report of the audit committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the company specifically incorporates the information contained in the report by reference, and shall not be deemed filed under such acts.

                The audit committee reviewed and discussed with management the audited financial statements.  The audit committee discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61.  The audit committee received from the independent auditors the written disclosures and the letter required by the Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees") and discussed with the independent auditors the independent auditor's independence from the company and its management.  In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

                The report of the audit committee is included herein at the direction of its members Mr. Cajka, Mr. Hooper, Mrs. Ellefson, Mr. Sturgis, and Mr. Cubbage.

Independent Certified Public Accountants

Elliott Davis, LLC was our auditor during the fiscal year ended December 31, 2006. A representative of Elliott Davis, LLC will be present at the annual meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.  The following table shows the fees that we paid for services performed in fiscal years ended December 31, 2006 and 2005:

	Years Ended December 31,
	2006	2005

Audit Fees	$42,350	$38,700
Audit-Related Fees	3,450	1,550
Tax Fees	3,550	3,500

Total	$49,350	$43,750

Audit Fees.  This category includes the aggregate fees billed for professional services rendered by the independent auditors during the company's 2006 and 2005 fiscal years for the audit of the company's consolidated annual financial statements and quarterly reports on Form 10-Q.

Audit-Related Fees.  This category includes the aggregate fees billed for non-audit services, exclusive of the fees disclosed relating to audit fees, during the fiscal years ended December 31, 2006 and 2005.  The services performed in 2005 consist of fees related to consultation regarding the company's purchase of the main office building and consultations regarding the company's ongoing implementation of Section 404 of the Sarbanes-Oxley Act of 2002.

Tax Fees.  This category includes the aggregate fees billed for tax services rendered in the preparation of federal and state income tax returns for the company and its subsidiaries.

Oversight of Accountants; Approval of Accounting Fees.  The board of directors approves an annual budget for professional audit fees that includes all fees paid to the independent auditors.

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Compensation/Benefits Committee Interlocks and Insider Participation.

                  Our board of directors has a personnel committee composed of Messrs. Cothran, Cubbage, Ellison, Orders and Sturgis.  No member of the personnel committee was an officer or employee of the company or any of its subsidiaries during the year ended December 31, 2006, or was formerly an officer or employee of the company or any of its subsidiaries, or had any relationship otherwise requiring disclosure. Our Chief Executive Officer, however, did participate in deliberations regarding other executive officers.  He was not involved in any decisions regarding his own compensation.

Certain Relationships and Related Transactions

                 We enter into banking and other transactions in the ordinary course of business with our directors and officers of the company and the bank and their affiliates.  Our policies and procedures related to these transactions are not in writing, but are reflected by our course of conduct.  It is our policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties.  We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us.  Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application.  We intend for all of our transactions with our affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

Interests of Management and Others in Certain Transactions

In 1999, the bank entered into a 20 year lease on the Haywood Road office building.  Monthly payments on the lease were $33,343 in 2005.  On December 30, 2005, the company exercised its option to purchase the building for $3.1 million from Halton Properties LLC, a company owned by director Mark Cothran who is a real estate developer.  The $3.1 million purchase price was based on an agreed upon formula that was included in the original lease agreement.

                    On September 20, 2005, the bank entered into a ten year, five month lease with various renewal options on its new main office building.  The company moved the corporate office and branch operation, to the new leased space in the first quarter of 2007.  Mr. Cothran, a director of the bank and real estate developer by occupation, assisted the bank in the negotiation of the lease.  The lessor paid Mr. Cothran a leasing agency fee of $164,414, of which $82,207 was paid in 2005 and the remainder in 2007 when the bank occupied the building.

                    The bank also has a land lease with Mr. Cothran on the property for a branch office, with monthly payments of $4,804.  In addition, the bank had various consulting agreements with the director for development, administration and advisory services related to the purchase of property and construction of current and future branch office sites.  During 2005, the bank paid the director $40,000 under these agreements.  Beginning in 2006, the bank has also contracted with Mr. Cothran on an annual basis to provide property management services for each of its branch offices.  The bank paid Mr. Cothran approximately $19,000 for these services during 2006.

                    The bank is of the opinion that the lease payments and consulting fees represent market costs that could have been obtained in similar "arms length" transactions.

                    On July 28, 2006, the bank purchased $5.0 million of bank owned life insurance from Northwestern Mutual Insurance Company.  The purchase was made through an agency that is owned by director, David Ellison.  Mr. Ellison received a commission of $60,000.  At approximately the same time, the bank purchased a $3.0 million bank owned life insurance policy from an independent third party.  The terms and conditions of both the $5.0 million and $3.0 million insurance policies are substantially the same.  Therefore, management believes that the $5.0 million policy was obtained at a cost that was consistent with the cost in a similar "arms length" transaction.  This transaction was approved by our personnel committee, with Mr. Ellison abstaining from the decision, and then ratified by the board of directors.

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Compliance with Section 16(a) of the Securities Exchange Act of 1934

                 As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and certain other individuals are required to report periodically their ownership of our common stock and any changes in ownership to the SEC.  Based on a review of Forms 3, 4, and 5 and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2006, except that a Form 3 was filed after the 10 day required period for Mr. Strickland and a Form 4 was filed after the two day required period for Mr. Gilmer due to untimely notifications of the transactions.

Code of Ethics

                We expect all of our employees to conduct themselves honestly and ethically, particularly in handling actual and apparent conflicts of interest and providing full, accurate, and timely disclosure to the public.

We have adopted a Code of Ethics that is specifically applicable to our senior management and financial officers, including our principal executive officer, our principal financial officer, and our principal accounting officer and controllers.  A copy of this Code of Ethics is available without charge to shareholders upon request to the secretary of the company, at Greenville First Bancshares, Inc., 100 Verdae Boulevard, Suite 100, Greenville, SC 29607.

Equity Compensation Plan Information

                The following table sets forth equity compensation plan information at December 31, 2006.  The number of shares and the exercise prices for options and warrants has been adjusted for the 3 for 2 stock split in 2003 and the subsequent 10 percent stock dividend in 2006.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (c) (excluding securities reflected in column(a))

Equity compensation
plans approved by
security holders
Stock options (1)	270,227	$8.57	146,199
Restricted stock	-	-	11,000

Equity compensation
plans not approved
by security holders(2)	209,192	$6.06	-

Total	479,419	$7.47	157,199

(1)   The number of shares of common stock available under the 2000 Greenville First Bancshares, Inc. Stock Incentive Plan automatically increases each time we issue additional shares so that it continues to equal 15% of our total outstanding shares.  Our board of directors has approved 284,625 shares of common stock to be issued as stock options.

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(2)   Each of our organizers received, for no additional consideration, a warrant to purchase one share of common stock for $6.06 per share for each share purchased during our initial public offering.  The warrants are represented by separate warrant agreements.  One third of the warrants vested on each of the first three anniversaries of the date of our initial public offering, and they are exercisable in whole or in part during the ten year period following that date.  The warrants may not be assigned, pledged, or hypothecated in any way.  The 209,192 of shares issued pursuant to the exercise of such warrants are transferable, subject to compliance with applicable securities laws.  If the South Carolina Board of Financial Institutions or the FDIC issues a capital directive or other order requiring the bank to obtain additional capital, the warrants will be forfeited, if not immediately exercised.

Shareholder Proposals for the 2008 Annual Meeting of Shareholders

                If shareholders wish a proposal to be included in our proxy statement and form of proxy relating to the 2008 annual meeting, they must deliver a written copy of their proposal to our principal executive offices no later than December 14, 2007.  To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested.  Proposals must comply with our bylaws relating to shareholder proposals in order to be included in our proxy materials.

                It is our policy that any shareholder proposal to be made at an annual meeting, but which is not requested to be included in the our proxy materials, must be delivered to the secretary of the company between 30 and 60 days prior to the annual meeting; provided, however, that if less than 31 days' notice of the meeting is given to shareholders, the notice must be delivered within 10 days following the day on which notice of the meeting was mailed to shareholders.

April 13, 2007

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PROXY SOLICITED FOR ANNUAL MEETING

OF SHAREHOLDERS OF

GREENVILLE FIRST BANCSHARES, INC.

to be held on May 15, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints R. Arthur Seaver, Jr. and Fred Gilmer, Jr., each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of common stock of Greenville First Bancshares, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at The Poinsett Club at 807 East Washington Street, Greenville, South Carolina, at 5:00 p.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged.  These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

                This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.  If no direction is made, this proxy will be voted: "for" Proposal No. 1 to elect the four identified Class II directors to serve on the board of directors for three-year terms, and "for" Proposal No. 2 to change the Company's name to Southern First Bancshares, Inc.

1.             PROPOSAL to elect the four identified Class II directors to serve for three year terms

Leighton M. Cubbage

David G. Ellison

James B. Orders, III

William B. Sturgis

        FOR all nominees                                           WITHHOLD AUTHORITY

            listed (except as marked to                                 to vote for all nominees

             the contrary)

(INSTRUCTION:        To withhold authority to vote for any individual nominee(s), write that nominee's name(s) in the space provided below).

____________________________________________________________________

2.             PROPOSAL to change the Company's name to Southern First Bancshares, Inc.

      FOR                              AGAINST                            ABSTAIN

Dated:                                                          , 2007                Dated:                                                          , 2007

Signature of Shareholder(s)                                                               Signature of Shareholder(s)

Please print name clearly                                                    Please print name clearly

Please sign exactly as name or names appear on your stock certificate.  Where more than one owner is shown on your stock certificate, each owner should sign.  Persons signing in a fiduciary or representative capacity shall give full title.  If a corporation, please sign in full corporate name by authorized officer.  If a partnership, please sign in partnership name by authorized person.